Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FTE Networks, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-225240) of FTE Networks, Inc. of our report dated May 11, 2020 relating to the consolidated financial statements of FTE Networks, Inc. included in this Annual Report (Form 10-K) for the fiscal year ended December 31, 2018.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

May 11, 2020